EXHIBIT 99
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
krawlins@familydollar.com

MEDIA CONTACT:
Josh Braverman
jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR INCREASES REGULAR QUARTERLY DIVIDEND BY 23.8% AND ANNOUNCES ADDITIONAL SHARE-REPURCHASE AUTHORIZATION OF $300 MILLION

MATTHEWS, NC, January 17, 2013 -- Family Dollar Stores, Inc. (NYSE: FDO) announced today that the Company’s Board of Directors has increased the amount of the regular quarterly dividend payment to $0.26 per share, an increase of 23.8% from the preceding quarterly cash dividend of $0.21 per share. The increase will be effective with the declaration of the next quarterly dividend.

“Our Board’s decision to maintain our remarkable record of 37 consecutive years of dividend increases shows their unwavering commitment to shareholders, and the increase of 23.8% reflects our confidence in the Company’s long-term growth potential,” said Howard Levine, Chairman and CEO.

In addition, the Company’s Board of Directors has authorized the Company to purchase an additional $300 million of its common stock through its existing share-repurchase program. The Company intends to fund these repurchases through cash from operations. The share-repurchase program does not have an expiration date, and share repurchases may be effected through trading plans, open-market repurchases, privately negotiated transactions, accelerated share-repurchase transactions, and/or other transactions. The timing and amount of repurchase transactions under this program will depend upon market conditions, corporate considerations and regulatory requirements.

This new authorization is in addition to the Company’s current share-repurchase authorization. Prior to the new authorization, the Company had existing authorization to repurchase approximately $94 million of its common stock.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise appeals to shoppers in more than 7,500 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers, who often refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

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